EXHIBIT 99.1

DIGIRAD ANNOUNCES SALE OF SURGICAL IMAGING TECHNOLOGY ASSETS
TO NOVADAQ TECHNOLOGIES

Agreement Calls for $2 Million of up front Consideration,
Deferred Contingent Payments, Royalties

SUWANEE, GA - August 1, 2013 - Digirad Corporation (NASDAQ: DRAD) announced today that it has signed an agreement to sell its “Trapper” Surgical Imaging Technology previously under development, as well as license "Trapper" related technology to Novadaq Technologies, a publicly-traded developer of clinically-relevant imaging solutions for use in surgical and outpatient wound care procedures. Under the terms of the agreement, Digirad will receive up front consideration of $2 million and up to $1 million in deferred contingent payments based on the achievement of specific regulatory and commercial milestones. In addition, a royalty on sales will be paid for a period of five years from the date of the first commercial sale.

“The creation of the Trapper system and technology evolved from a number of research and development initiatives, and given our recent strategic shift toward cash generation, as well as creating and returning shareholder value, we decided to monetize these non-core assets,” said Digirad President and CEO Matthew G. Molchan. “Of course, we are very pleased that Novadaq, which is a leader in the surgical imaging industry and well suited to take this technology to market, recognized the value of the technology we developed. The transaction provides Digirad additional capital, giving the Company more options going forward and helps assure that valuable, clinical technology can reach patients faster.”

About Digirad Corporation
Digirad is one of the largest national providers of in-office nuclear cardiology imaging and ultrasound services to physician practices, hospitals and imaging centers, and also sells medical diagnostic imaging systems for nuclear cardiology and general nuclear medicine applications. For more information, please visit www.digirad.com. Digirad® and Cardius® are registered trademarks of Digirad Corporation.

Forward-Looking Statements
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the Company's ability to deliver value to customers, the Company's ability to grow and generate positive cash flow, the ability to execute on restructuring activities, and ability to successfully execute acquisitions. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with changes in business conditions, technology, customers' business conditions, reimbursement, radiopharmaceutical shortages, economic outlook, operational policy or structure, acceptance and use of Digirad's camera systems and services, reliability, recalls, analysis of potential impairment and restructuring charges, the conclusion of our audit and other risks detailed in Digirad's filings with the U.S. Securities and Exchange Commission, including the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports. Readers are cautioned to not place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Digirad undertakes no obligation to revise or update the forward-looking statements contained herein.

Investor Contact: Matt Clawson Allen & Caron 949-474-4300 matt@allencaron.com	Company Contact: Jeffry Keyes, CFO 858-726-1600 ir@digirad.com